FIRST AMENDMENT OF THE
                      BUCKEYE PARTNERS, L.P.
           Unit Option And Distribution Equivalent Plan



     This First Amendment of the Buckeye Partners, L.P. Unit

Option And Distribution Equivalent Plan is adopted by Buckeye

Partners, L.P. (the "Partnership").

                           Background

     A.   The Partnership adopted the Buckeye Partners, L.P. Unit

Option And Distribution Equivalent Plan ("Plan"), effective April

25, 1991.

     B.   The Partnership now wishes to amend the Plan.

                            Amendment

     Effective as to Options granted under the Plan on or after

July 14, 1998, the Plan is amended as follows:

     1.   Section 5 is amended to read as follows:

               The persons who shall be eligible to receive
          Options pursuant to the Plan shall be such officers and key employees of the Partnership, the General Partner, or any Subsidiary who can make a meaningful contribution to the Partnership's success, as determined by the Committee from time to time. Effective July 14, 1998, the following individuals shall not be eligible to receive further grants of Options under the Plan, nor shall they receive material increases in benefits with respect to previously granted Options as a result of Plan amendments that become effective that date: (1) a member of the Board of Directors; (2) an officer of the General Partner; or
          (3) a person determined by resolution to be an "insider" of the Partnership, General Partner or any Subsidiary.

     2.   Section 6(c) is amended to read as follows:

               (c) Terms and Conditions of Options. Each Option granted pursuant to the Plan shall be evidenced by an Option Agreement between the Partnership and the Optionee in such form or forms as the Committee, from time to time, shall prescribe, which agreements need not be identical to each other but shall comply, inter alia, with and be subject to the terms and conditions of this Section 6(c). In addition, the Committee may, in its absolute discretion, include in any Option Agreement other terms, conditions and provisions that are not inconsistent with the express provisions of the Plan.

                    (i)  Option Price.  The price at which each
               Unit may be purchased pursuant to an Option granted under the Plan shall be not less than 100% of the higher of the "fair market value" for each such Unit (A) on the date the Committee approves the grant of such Option (the "Date of Grant"), or
               (B) on a future date if such is fixed on the Date of Grant by the Committee. The "fair market value" of the Units on any date shall be the mean between the high and the low prices of the Units on such date on the New York Stock Exchange (or the principal market in which the Units are traded, if the Units are not listed on that Exchange on such date), or if the Units were not traded on such date, the mean between the high and the low prices of the Units on the next preceding trading day during which the Units were traded. Anything contained in this subsection (i) to the contrary notwithstanding, in the event that the number of Units subject to any Option is adjusted pursuant to 4(b) or 8(b) hereof, a corresponding adjustment shall be made in the price at which the Units subject to such Option may be purchased thereafter.

                    (ii) Duration of Options.  An Option (or
               portion thereof) granted under the Plan shall expire and all rights to purchase Units pursuant to the Option (or portion thereof) shall cease at the end of the day which is seven years following the date such Option (or portion thereof) became exercisable for the first time, or such lesser period as may be prescribed by the Committee and specified in the Option Agreement (the "Expiration Date").

                    (iii)     Vesting of Options.  The Units
               subject to each Option granted hereunder may only be purchased to the extent that the Optionee is vested in such Option. An Optionee shall vest separately in each Option granted hereunder in accordance with a schedule determined by the Committee in its sole discretion, which will be appended to the Option Agreement. In the absence of any special circumstances, including the circumstances described in Sections 8 and 13 of the Plan or the terms of any vesting schedule contained in any Option Agreement which differ from the schedule below, the Committee will cause the Options to vest in accordance with the following schedule:

     Number of
     anniversaries the
     Optionee has
     remained in the
     employ of the                       Extent to which the
     Partnership, the                     Option is vested
     General Partner or
     any Subsidiary
     following the Date
     of the Grant

     Under three                                     0%
     Three or more                                 100%

     At the time an Option (or portion thereof) becomes vested in accordance with the foregoing schedule, the Option (or such portion) shall remain exercisable for a period of seven (7) years following the date the Option (or such portion) became vested. Anything contained in this subsection (iii) to the contrary notwithstanding, an Optionee shall become fully (100%) vested in each of his or her Options upon (A) his or her termination of employment with the Partnership, the General Partner or a Subsidiary for reasons of death, Disability or Retirement (as such terms are defined in Section 13); (B) his or her termination of employment by the Partnership, the General Partner or a Subsidiary within one year after the merger of the Partnership into, consolidation of the Partnership with, or sale or transfer of all or substantially all the Partnership's assets to, another entity, or within one year after the acquisition of effective voting control of the Partnership by any individual or entity or by any individuals or entities acting in concert (a good faith determination by the Committee that such control has been acquired shall be final and conclusive), in any such case for a reason other than discharge for cause; (C) a determination by the Committee in its sole discretion that acceleration of the Option vesting schedule would be desirable for the Partnership; or (D) such Options becoming vested pursuant to Section 8 of the Plan.

          (iv) Unit Retention Requirement. The Committee may require, as a term of an Option Agreement, that the Optionee accumulate and retain a minimum number of Units, as specified by the Committee in its discretion ("Unit Retention Requirement"). The Committee shall permit an Optionee to satisfy the Unit Retention Requirement over a prescribed period of at least five years. An Optionee who fails to comply with the Unit Retention Requirement after expiration of the prescribed period shall not be eligible to receive further grants of Options under the Plan.



     3.   Section 6(d) is amended to read as follows:

               (d) Purchase of Units Pursuant to Options. An Optionee may purchase Units subject to the vested portion of an Option in whole at any time, or in part from time to time, by delivering to the Secretary of the General Partner written notice specifying the number of Units with respect to which the Option is being exercised, together with payment in full of the purchase price of such Units plus any applicable federal, state or local taxes for which the Partnership, the General Partner or any Subsidiary has a withholding obligation in connection with such purchase. Such payment shall be payable to the Partnership in full (i) in cash, (ii) with the proceeds of a promissory note payable by the Optionee to the General Partner, but only in accordance with the provisions of, and from a person otherwise eligible under, the Loan Program, or any successor program as in effect from time to time, (A) in a principal amount of up to 95% of the payment due upon the purchase of Units subject to the Option, or such applicable lower percentage as may be specified by the Committee pursuant to the Loan Program, and (B) bearing interest at a rate not less than the applicable federal rate prescribed by Section 1274 of the Code, or any successor provision, or such higher rate as may be specified by the Committee pursuant to the Loan Program, and (iii) through any combination of (i) and
          (ii) above. During the lifetime of the Optionee, the Option shall be exercised only by the Optionee and shall not be assignable or transferable by the Optionee other than (1) by will, (2) by the laws of descent and distribution, (3) pursuant to the terms of the Plan, or
          (4) pursuant to the terms of a qualified domestic relations order.

     4.   Section 7(a) is amended to read as follows:

               (a) Distribution Equivalents. The Committee may grant, in its discretion and subject to such conditions, if any, as it shall determine, certain Options with a feature which would allow Optionees to accumulate accrued credit balances as adjusted in subsection (c) (the "Distribution Equivalents"). Only those Options which have been specifically awarded with Distribution Equivalents, as evidenced by the terms of the Option Agreement relating to such Option, shall be deemed to have the Distribution Equivalent feature.
          The Partnership shall maintain records with respect to each Option granted to an Optionee with Distribution Equivalents, calculated in accordance with subsection
          (b) (the "Distribution Equivalent Account").

     5.   Section 7(c) is amended to read as follows:

               (c) Use of Distribution Equivalents. As a term of an Option Agreement, the Committee may condition the Optionee's receipt of the Distribution Equivalent Account value upon the achievement of such corporate performance goals as the Committee may establish in its discretion. At the end of the period described in subsection (b), the Committee shall (i) adjust the accumulated Distribution Equivalents to reflect the achievement of such performance goals and (ii) distribute to each Optionee any Distribution Equivalents, as adjusted, in cash.

     6.   Section 8(a) is amended to read as follows:

               (a) Extraordinary Transaction. In the event one or more of the following transactions (an
          "Extraordinary Transaction"):

                    (1)  the Unitholders approve a merger or
               consolidation of the Partnership with any other entity, other than a merger or consolidation which would result in the Unitholders retaining at least 75% of the total equity interest of the surviving entity, as represented by the percentage of Units or equity securities of the Partnership or such surviving entity held by the Unitholders immediately after such merger or consolidation;

                    (2)  a plan of complete dissolution of the
               Partnership is adopted or the Unitholders approve an agreement for the sale or disposition by the Partnership (in one transaction or a series of transactions) of all or substantially all the Partnership's assets; or

                    (3)  The General Partner is removed,

          then (i) each Option at the time outstanding under the Plan and not then otherwise fully exercisable shall, during the ten (10) business day period immediately prior to the specified effective date for the Extraordinary Transaction, become fully exercisable for up to the total number of Units purchasable or issuable thereunder and may be exercised for all or any portion of the Units for which the Option is so accelerated,
          (ii) all Units issuable upon the exercise of Options under this Section 8(a) of the Plan shall be delivered to the Optionee immediately prior to the specified effective date for the Extraordinary Transaction, and
          (iii) all accumulated Distribution Equivalents, without adjustment pursuant to Section 7(c), shall be paid to the Optionee in cash. Notwithstanding the foregoing, if the Extraordinary Transaction is abandoned, (A) any Units not purchased upon exercise of such Option shall continue to be available for purchase in accordance with the other provisions of the Plan, and (B) to the extent that any Option not exercised prior to such amendment shall have vested solely by operation of this
          Section 8, such vesting shall be deemed annulled, and the vesting schedule set forth in Section 6(c), or in the Option Agreement if different from the vesting schedule in Section 6(c), shall be reinstituted as of the date of such abandonment.

               In no event shall any such acceleration in connection with an Extraordinary Transaction occur if the terms of the agreement governing the Extraordinary Transaction require, as a condition to consummation, that the outstanding Options shall either be assumed by the successor entity, or its Affiliate, or be replaced with a comparable option or right to purchase or receive securities of the successor entity or Affiliate. The determination of such comparability shall be made by the Committee, and its determination shall be final, binding and conclusive. Upon consummation of an Extraordinary Transaction, all outstanding Options under the Plan shall, to the extent not previously exercised or assumed by the successor entity or its Affiliate, terminate.

               Notwithstanding the above, in the event of any Extraordinary Transaction, the Committee shall have the discretion to cancel outstanding Options in whole or in part, subject to such conditions as the Committee may determine, upon payment to Optionees with respect to each Option then exercisable an amount in cash equal to the difference between (i) the fair market value (at the effective date of such Extraordinary Transaction) of the consideration the Optionee would have received in the Extraordinary Transaction if the Option had been exercised immediately prior to the effective date of such Extraordinary Transaction and (ii) the aggregate exercise price of such Option.